EXHIBIT 16

[Letterhead of Gregory, Sharer & Stuart, P.A.]

April 5, 2006

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Kreisler Manufacturing Corporation Form 8-K/A (Amendment No. 1)

Dear Sir or Madam:

We are in receipt of a letter dated March 20, 2006, from Mr. Edward A. Stern, terminating the audit services of Gregory, Sharer & Stuart, P.A. for Kreisler Manufacturing Corporation, effective immediately, and a copy of the Form 8-K/A (Amendment No. 1) to be submitted to the Securities and Exchange Commission.

We have read the comments made in the Form 8-K/A (Amendment No. 1), Item 4.01 Changes in Registrant's Certifying Accountants, and agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Charles L. Stuart, CPA

Shareholder

Gregory, Sharer & Stuart, P.A.